Exhibit 99.1
                                                                                                News Release

Investor Contact:
Joan Bates
jbates@devry.com
(630) 574-1949

Media Contact:
Larry Larsen
llarsen@sardverb.com
(312) 895-4717

DeVry Inc. Increases Dividend 33 Percent to $0.16 Per Share Annually

OAKBROOK TERRACE, Ill. – November 13, 2008 – DeVry Inc. (NYSE:DV), a global provider of education services, announced today at its annual meeting of shareholders that its board of directors approved a 33 percent dividend increase, raising its dividend from $0.12 to $0.16 per share annually.  Payable on a semi-annual basis, the next dividend payment of $0.08 will be made on January 9, 2009, to common stockholders of record as of December 12, 2009.  This announcement follows a 20 percent increase of the semi-annual dividend from $0.05 to $0.06 per share announced at last year’s annual meeting of shareholders on November 7, 2007.

"This increase reflects the company's continued solid financial results, liquidity and long-term growth potential," said Daniel Hamburger, president and CEO of DeVry Inc.  “We remain committed to maximizing shareholder value through our focus on academic quality and the continued execution of our strategic growth plan.”

About DeVry Inc.
DeVry Inc. (NYSE: DV) is the parent organization of DeVry University, Advanced Academics, Ross University, Chamberlain College of Nursing, U.S. Education and Becker Professional Review.  DeVry University, which includes Keller Graduate School of Management, offers associate, bachelor's and master's degree programs in technology, healthcare technology, business and management.  Advanced Academics provides online secondary education to school districts throughout the U.S. Ross University offers doctoral degree programs through its schools of Medicine and Veterinary Medicine. Chamberlain College of Nursing offers associate and bachelor's degree programs in nursing.  U.S. Education's programs, offered through Apollo College and Western Career College, prepare students for careers in healthcare through certificate and associate degree programs.  Becker Professional Review, which includes Becker CPA Review and Stalla Review for the CFA Exams, provides professional education and exam review for accounting and finance professionals. For more information, visit http://www.devryinc.com.

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DeVry Inc. Announces 33 Percent Increase in Dividend

Certain statements contained in this release concerning DeVry's future performance, including those statements concerning DeVry's expectations or plans, may constitute forward-looking statements subject to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements generally can be identified by phrases such as DeVry Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import.  Actual results may differ materially from those projected or implied by these forward-looking statements.  Potential risks, uncertainties and other factors that could cause results to differ are described more fully in Item 1A, "Risk Factors," in the Company's most recent Annual Report on Form 10-K for the year ending June 30, 2008 and filed with the Securities and Exchange Commission on August 27, 2008.

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